Cohen & Steers Infrastructure Fund, Inc. (UTF)

ACTION REQUIRED – VOTE NOW

Dear Shareholder,

The Board of Directors of UTF recommends that you vote “FOR” the proposal to increase the number of authorized shares and strongly urges you to vote BEFORE March 19, 2010. Your proxy vote today can help us conclude this process and reduce solicitation costs. A vote “FOR” the proposal will:

•	Not be dilutive to shareholders

•	Not increase the number of issued and outstanding shares of UTF

The primary reason for this proposal is to ensure that UTF will have a sufficient number of shares to meet its future dividend reinvestment obligations.

While shareholders voted overwhelmingly in favor of this proposal, UTF had to delay the completion of a special shareholders’ meeting because there were not enough votes cast to approve this proposal. The meeting will reconvene on March 19, 2010 at 10:00 a.m. at the offices of Cohen & Steers, 280 Park Avenue, New York, New York 10017.

PLEASE VOTE NOW AT 866.615.7265

It is easy to vote! Simply choose one of the following methods:

Speak to a live Proxy Specialist by calling 866.615.7265. We can answer any of your questions and record your vote.

1.	(Mon.–Fri. 9:30 am–9 pm, Sat. 10 am–6 pm ET)

2.	Log on to www.proxyvote.com and enter your control number printed on the enclosed proxy card, and vote by following the on-screen prompts.

3.	Call the phone number listed on the enclosed proxy card and enter the control number printed on the card and follow the touchtone prompts.

4.	Mail in your signed proxy card in the envelope provided.

800.330.7348	cohenandsteers.com

UTF 02/26/10